FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 28, 2025		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Fourth Quarter and Full Year Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the fourth quarter and fiscal year ended June 30,  2025.

Sales for the three months ended June 30, 2025 were $3,084,210 compared to $2,893,401 for the same period in the prior year, an increase of $190,809, or 6.6%. The net loss for the fourth quarter of fiscal year 2025 was $232,696 versus a net loss of $110,369 for the same three-month period in the prior fiscal year.  Both basic and diluted loss per common share for the quarter ended June 30, 2025 were $0.02, compared to basic and diluted loss per common share of $0.01 for the same quarter one year ago.

“The increase in sales for the quarter was fueled by an approximately  49% increase in sales to our export markets. In fact, sales to our two largest European distributors were up over 100%, mostly led by new product sales. The Direct-to-Consumer (“DTC”) market grew approximately 18% compared to the fourth quarter of the prior fiscal year, attributed to new product introductions and higher online traffic from enhanced advertising efforts,” Michael J. Koss, Chairman and CEO, said today. “Declines in orders from our domestic distributors, influenced by excess inventory of non-Koss product, and lower e-tailer sales offset some of the growth.”

For the year ended June 30, 2025, sales of $12,624,170 were $359,101, or 2.9%, higher than the prior year sales of $12,265,069.  A net loss of $874,831 for fiscal year 2025 was slightly lower than the net loss of $950,911 recorded in the prior fiscal year. Both basic and diluted loss per common share for fiscal year 2025 were $0.09 compared to basic and diluted loss per common share of $0.10 for the previous year.

“Our full fiscal year sales saw slight growth over the previous year mainly from improved sales to our European customers, with an assist from higher sales to original equipment manufacturers in our Asian markets and various new customers in the region. Export gains were partially offset by lower sales to our domestic distributors and e-tailers,  as well as to the education sector due to a delay in an order awaiting budget approval.  An uptick of 16.5% in DTC sales,  now nearly a quarter of the Company’s sales, also contributed to the overall year over year growth mainly due to the new product launches, increased online advertising and webpage optimizations,” Koss said.  “A favorable sales mix, along with sales of higher margin new products, yielded an improved gross margin in the current fiscal year.  However, we anticipate headwinds from newly imposed tariffs on goods from China that will have an adverse impact on margins as the inventory sells through. We expect freight costs to stabilize next quarter with our dedicated freight partner.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," “could,” “would,” “shall,” "forecasts," "predicts," "potential," "continue," “seeks,” “goal,” “projects” or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as continued future fluctuations in economic conditions; the Company’s ability to successfully develop new products and assess potential market opportunities; the receptivity of consumers to new consumer electronics technologies; the Company’s ability to successfully and profitably market its products; the rate and consumer acceptance of new product introductions; the amount and nature of competition for the Company’s products; pricing; the number and nature of customers and their product orders; the Company’s ability to meet demand for products; production by third party vendors; foreign manufacturing, sourcing, and sales (including foreign government regulation, trade and importation concerns); uncertainties associated with the pandemics and other health crises or natural disasters, including their possible effects on the Company’s operations and its supply chain; trade tensions between the U.S. and China given recently enacted tariffs and their uncertainty; the impact of the ongoing conflict in Eastern Europe and the instability in the Middle East on the Company’s operations; the effects of any judicial, executive or legislative action affecting the Company or the audio/video industry; borrowing costs; changes in tax rates; volatility in the price and trading volume of our common stock; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings; the Company’s ability to retain and hire key personnel and other risk factors described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections in this Form 10-K. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$3,084,210	$2,893,401	$12,624,170	$12,265,069
Cost of goods sold	1,973,166	1,725,607	7,850,572	8,079,622
Gross profit	1,111,044	1,167,794	4,773,598	4,185,447

Selling, general and administrative expenses	1,550,243	1,485,557	6,510,721	6,057,606

Loss from operations	(439,199)	(317,763)	(1,737,123)	(1,872,159)

Interest income	212,555	211,162	879,774	847,644

Loss before income tax provision (benefit)	(226,644)	(106,601)	(857,349)	(1,024,515)

Income tax provision (benefit)	6,052	3,768	17,482	(73,604)

Net loss	$(232,696)	$(110,369)	$(874,831)	$(950,911)

Loss per common share:
Basic	$(0.02)	$(0.01)	$(0.09)	$(0.10)
Diluted	$(0.02)	$(0.01)	$(0.09)	$(0.10)

Weighted-average number of shares:
Basic	9,390,855	9,274,987	9,363,117	9,251,373
Diluted	9,390,855	9,274,987	9,363,117	9,251,373